DOLLAR FINANCIAL GROUP
                                                         Moderator: Don Gayhardt
                                                    April 26, 2004/2:00 p.m. CDT





                             DOLLAR FINANCIAL GROUP

                                 April 26, 2004
                                  2:00 p.m. CDT





Coordinator         Hello  and  welcome  to the  Dollar  Financial  Group  Third
                    Quarter Operating Results conference call. All lines will be in a listen-only mode. At the request of Dollar Financial
                    Group, today's conference call is being recorded.

                    Joining us today from Dollar Financial Group are Mr. Jeffrey Weiss, Chairman and CEO and Mr. Don Gayhardt, President. Mr. Gayhardt, you may begin.

D.Gayhardt          Great. Thank you. Good afternoon, everybody. Before we begin our Third Quarter Operating Results conference call, I'd like to remind you that the remarks made during this conference call about future expectations, trends, plans, forecasts and performance for Dollar Financial Group, Inc., and its markets are forward-looking statements within the meanings of the Private Securities Litigation Reform Act of
                    1995. These forward-looking statements reflect our current beliefs, estimates and expectations that involve a number of risks and uncertainties.

                    Listeners are cautioned that these forward-looking statements may differ materially from actual future events or performance, and are advised not to place any undo reliance on any forward-looking statements, which speak only as of the date of this call. Factors that could affect results are outlined in our press release dated April 23rd, and a more thorough listing of risk factors is discussed in our Annual Report on Form 10-K.

                    In addition, as we have an equity offering for our parent company, Dollar Financial Corp., in registration with the SEC, we will not be having a question and answer period, nor will we be giving updated guidance on this call. We apologize for the inconvenience and we look forward to taking questions and giving updated guidance on our next quarterly call.

                    With that, I will turn it over to Jeff for some introductory remarks before we get into the numbers.

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J.Weiss             Thanks, Don. Good afternoon,  everybody. We are very pleased to report this exceptionally strong quarter. Don will give you more of the details, but I think the results signify more evidence that the secular trends we have often spoken about continue to accelerate.

                    What we also find interesting, and in a sense gratifying, is that the business and financial press has had a real awakening and it's hard to pick up a magazine or newspaper these days without seeing some further evidence of the reality of these trends and the manner in which they are shaping the economy here, in Canada and the United Kingdom. The advent of the "barbell economy", an economy of low-wage service sector workers at one end, highly paid knowledge workers at the other, and the thinning middle class at the center, creates a significant new customer base for us in all three of our major markets.

                    Coupled with this trend is an increasing demand for short-term credit, particularly among our customers, to meet emergency financial needs. This demand is driven largely by a significant increase in NSF fees and other late fees from banks, late fees from credit card companies and utilities, among others. And while the customer base grows and demand continues to accelerate, as is well known, conventional large scale financial institutions remain disinterested in this customer base. It is our belief that these trends will continue providing additional opportunities to serve a growing marketplace. Don.

D.Gayhardt          Thanks,  Jeff. As Jeff mentioned in his opening remarks, our
                    March quarter was extremely strong and really demonstrated both the top line and bottom line strength of our combined domestic and international businesses. I'd just like to briefly touch on some of the highlights from the quarter and offer a few more detailed comments about our financial statements.

                    Before I get into the numbers, I'd like to point out that in our SEC filings, our 10-Q filing, we've expanded our disclosure to include more revenue and expense categories. We basically broke it out. It used to be included in much larger "other revenue" and "other expense" lines and we'll continue to report like this on an ongoing basis.

                    In terms of the highlights, let's talk first about revenue growth. Our total revenue grew 13.2% for the quarter and 11.9% for the nine month period. Revenue for the quarter was $65.6 million; for the nine month period, $183.4 million. For the trailing 12 months ended March 31, 2004, revenue was $238.9 million.

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                    As  we've  discussed  on prior  calls,  our  domestic  check cashing business continues to show year-over-year sequential quarter improvements as the domestic economic improvements are beginning to translate into improved trends in our U.S. Money Mart locations. This performance, together with good performance from our international ... particularly the U.K., drove total check cashing revenue to increase 9% over
                    the  March  2003  quarter.   The  good  performance  of  our
                    international operations were aided by stronger foreign currencies, which improved total revenue by $3.9 million for the quarter and $10.5 million for the nine month period ending March 31, 2004.

                    Our March quarter, during which we cash income tax refund checks in the U.S. and Canada, is our busiest check cashing quarter, and we saw respectable performance in the U.S. and Canada, and continued very strong performance in our U.K. operations. As was also mentioned before, I really think that our U.K. "Money Shop" business is well positioned to take advantage of increasing consumer awareness of alternative providers of high quality financial services that has continued to drive business away from banks and other non-traditional providers.

                    Our loan business was solid in all three countries, and good credit quality contributed to a 14.7% increase in total net loan revenue over the comparable 2003 period.

                    Our company funded loan volume increased 21.5%, with the stronger currencies aiding good in-country performance in Canada and the U.K., and an 18.6% increase in our domestic loan originations. Note that while charge-offs on our company funded loans increased from 0.6% to 0.9%, this increase came in the seasonally best quarter for collections. This is where customers get income tax refunds and use the proceeds of those refunds to pay off past due loans. So while we did see an increase, the increase came in our seasonally best quarter, so we had a little bit of the law of small numbers at work. And I'd also point out that losses for the nine-month period are down from 2.7% last year to 1.8%.

                    We continue to be very pleased about our overall credit loss performance and we're looking to grow our overall loan volume. And we're focusing many of our marketing and customer acquisitions programs on generating new loan business starting now and as we move into fiscal 2005.

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                    In  other  revenues,  money  transfer  and the  total  other revenue  category  posted  solid  gains.  We're the  largest
                    Western Union agent in Canada and the U.K., and these businesses were very strong. Total money transfer revenue was up 15.8%. Other revenue outside of money transfers increased 29.2%, highlighted by our EasyTax product in Canada. This product, which we piloted during the tax season last year, allows our customers in Canada to electronically file tax returns and receive a loan against the anticipated refund in cash during the same visit to one of our Money Mart locations. This compares with H&R Block and Jackson Hewitt's Canadian product, which requires a day or two wait for a check, which the customer must then negotiate into cash.

                    During the March quarter, we processed more than 21,000 of these Easy Tax transactions in Canada and generated in excess of $800,000 Canadian and over $500,000 U.S. revenue, and that made up about 58% of the increase in other revenue we realized in the quarter.

                    We continue to be very optimistic about the potential for our funded and reloadable debit card business as well as our "upsold" loyalty cards. Together, we sold about 7,300 of these card products in the quarter and about 24,000 for the nine-month period ending March 31, 2004. We're rapidly rolling out these card products through all North American markets and should have the full range of card products available in all stores by the end of the summer. We're also in active discussions with several potential partners in the U.K. and look forward to talking about that more in our next call.

                    In terms of our total store base, we ended the quarter with 1,106 stores, including 630 company-owned locations. During the quarter, we opened two new company-owned stores and added four franchise locations, and we did not close any company stores during the quarter. For the full year, we expect to add 17 company-owned stores to our network, most of those in Canada and the U.K.

                    Our operating margin showed substantial improvement. Store operating margin, again, which we define as total revenue less store and regional expenses - salaries, occupancy, bank charges, insurance, advertising, to name a few - rose 120 basis points from 40.1% to 41.3% for the quarter and from 34.8% to 36.6% for the nine-months. Again, March is the busiest seasonal quarter, so it's also the highest margin quarter. For the most part, this was the result of the significant operating leverage that we have in our store basis, incremental revenue from existing products, like the loan products and the money transfer products, and new products like EasyTax falls disproportionately to the bottom line.

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                    Corporate  expenses decreased from 15% of revenue during the
                    March 2003 quarter to 12.7% of revenue during the March 2004 quarter. For the full nine-month period, the margin is down to 12.4% from 14.5% in the prior year. As a result of the above numbers, our overall adjusted EBITDA margin rose 360 basis points from 20.7% to 30.6% for the three months and from 23.1% to 26.3% for the nine-months. In terms of EBITDA in actual dollars, EBITDA for the quarter was a record $20.1 million. For the nine-month period, adjusted EBITDA, as we define it in our press release, was $48.3 million. For the 12 months ending March 31, adjusted EBITDA is $61.9 million.

                    Interest expense was slightly higher in March as the March quarter showed the effect of the refinancing of our LIBOR base revolver with our new 9.75% senior notes. Our tax provision was again high at about 86%. On a cash basis, we are starting to see the cash tax savings related to the new guarantee structure and its elimination of the double tax on foreign earnings. This will show fully in a much lower effective rate. Again, we're seeing the cash savings, we'll see it in the effective rate as we move into 2005.

                    On the balance sheet, let me quickly point out that the cash number is $79.9 million as of March 31 including $16.7 million of excess or non-inventory cash. We had no borrowings at March 31 on our $53.5 million U.S. revolver, our $5.4 million Canadian revolver. And actually, we had a $6.2 million, these are U.S. dollars, $6.2 million U.S./U.K. based revolver, which we let expire on March 31 as our U.K. operation is self-sustaining and will save on facility and letter of credit fees associated with that $6.2 million revolver going forward.

                    During the March quarter, our peak revolver borrowings were approximately $12 million and we used our line about 23 days during the quarter.

                    For the nine-months ending March 31, we had capital expenditures of $5 million and we expect to spend between $7 and $8 million for the full year; up a little bit over our prior numbers. But again, that's the flipside of the currency translation coin. Capital expenditures translated into higher U.S. dollars.

                    As we've discussed before, we continue to look for small, well-managed and attractively priced acquisitions. We have nothing specific to report today, but we are more active in that market, have been more active in that market over the past six months and we're evaluating a number of interesting potential transactions. And again, small, strategically, geographically interesting and accretive from a leverage and value standpoint.

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                    As I mentioned at the beginning,  we have an equity offering registration, our parent company with the SEC, so we won't be having a question and answer period nor will we be giving updated guidance. We look forward to having our usual, more expanded call with our next quarterly earnings.

                    Thanks  for  your  time  today.   Jeff,   do  you  have  any
                    follow-ups?

J.Weiss Thanks, everybody, for your time. And again, we look forward to a more expanded call next quarter.

Coordinator         Thank you for  participating  in the Dollar  Financial Group conference call. You may disconnect at this time. Thank you, gentlemen.

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